Exhibit 4.2

AMENDMENT NO. 1 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of May 30, 2025 (this “Amendment”), amends that certain Stockholder Protection Rights Agreement, dated as of June 5, 2024 (the “Agreement”), by and between DMC Global Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH

WHEREAS, the Company and the Rights Agent have executed and entered into the Agreement;

WHEREAS, Section 5.4 of the Agreement provides, among other things, that the Company and the Rights Agent may from time to time supplement or amend the Agreement without the approval of any holders of the Rights prior to the Flip-in Date, in any respect; and

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders to amend the Agreement as set forth herein, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.            Amendment. The definition of “Expiration Time” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on June 4, 2026, and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-over Transaction or Event, in which the Common Stock is converted into, or into the right to receive, another security, cash or other consideration.

2.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware.

3.            Effect of Amendment. Except as amended in Section 1 hereof, the Agreement and all terms and conditions thereof shall remain unaltered and in full force and effect and are hereby ratified and confirmed in all respects, as hereinabove amended. Any reference in the Agreement, or in any instrument, document or consideration executed or delivered pursuant to the Agreement, to “this Agreement”, “hereof”, “hereto”, and “hereunder” and similar references thereto shall be deemed and construed to be a reference to the Agreement, as amended by this Amendment.

4.            Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, however, that if such excluded term or provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

5.            Counterparts. This Amendment may be executed and delivered in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

6.            Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.            Certification. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 5.4 of the Agreement, and such certification shall be deemed a certificate which complies with Section 5.4 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

DMC GLOBAL INC.

By:	/s/ James O’Leary
Name:	James O’Leary
Title:	Interim President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
Name:	Patrick Hayes
Title:	Manager, Client Management

[Signature Page to Amendment No. 1 to Stockholder Protection Rights Agreement]